Exhibit 19.1

bioAffinity Technologies, Inc.

Amended and Restated Insider Trading Policy

and Guidelines with Respect to Certain Transactions in Company Securities

As Adopted by the Board of Directors on March 27, 2025

I.	PURPOSE

It is illegal for any employee, officer or director of bioAffinity Technologies, Inc. or any subsidiary thereof (the “Company”) to trade in the securities of the Company while in the possession of material nonpublic information about the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information to others who may trade on the basis of that information.

In order to comply with U.S. securities laws governing (i) trading in Company securities while in the possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping, the Company has adopted this policy for all of its employees, officers and directors.

II.	SCOPE

A.	This policy covers all employees, officers and directors of the Company. If this policy applies to you, it also applies to family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws and adoptive relationships) or are financially dependent on you, and also includes other family members whose transaction in securities are directed by you or are subject to your influence or control (collectively referred to as “Family Members”). This policy also applies to any other person who lives in your household and to any legal entities (such as a corporation, partnership or trust) that are influenced or controlled by you (collectively referred to as “Controlled Entities”).

Transactions by your Family Members, household members and Controlled Entities should be treated for the purposes of this Policy as if they were for your own account. Accordingly, all references to you with regard to all trading restrictions and pre-clearance procedures in this Policy also apply to your Family Members, household members and Controlled Entities. You are personally responsible for the actions of your Family Members, household members and Controlled Entities.

B.	This policy applies to any and all transactions in the Company’s securities, including its shares of common stock and options to purchase shares of common stock (as described in more detail in Section V.F below), and any other type of securities that the Company may issue, such as preferred shares, convertible debentures, warrants and exchange-traded options or other derivative securities.

C.	This policy will be delivered to all employees, officers or directors upon its adoption by the Company, and to all new employees, officers or directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this policy or any revised versions, each employee, officer or director must sign a certification attached hereto as Appendix A that he or she has received a copy and agrees to comply with the terms of this policy. This certification and agreement will constitute consent for the Company to impose sanctions for violation of this policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this policy. As discussed in Section VI.B, sanctions for individuals may include demotion or other disciplinary actions, up to and including termination of employment, if the Company has a reasonable basis to conclude that its policy has been violated.

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D.	This policy allows for trades by employees, officers and directors made in compliance with Rule 10b5-1 (“Rule 10b5-1”) promulgated by the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”).Entry into a Rule 10b5-1 trading program (a “Rule 10b5-1 Plan”) must comply with the requirements set forth in Section V. D below.

E.	The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of its policy.

III.	INSIDER TRADING COMPLIANCE OFFICER

The Company has designated Timothy Zannes, the Company’s Executive Vice President, Secretary and General Counsel (or his successor in that position), as its Insider Trading Compliance Officer (the “Compliance Officer”) and in the event of the General Counsel’s unavailability, Maria Zannes, the Company’s President and Chief Executive Officer (or her successor in that position), shall be authorized to serve as Compliance Officer in the interim. The duties of the Compliance Officer will include the following:

A.	Administering and interpreting this policy and monitoring and enforcing compliance with all policy provisions and procedures.

B.	Responding to all inquiries relating to this policy and its procedures, including the preclearance of transactions in Company securities.

C.	Designating and announcing special trading blackout periods during which no designated employees, officers or directors may trade in Company securities.

D.	Providing copies of this policy and other appropriate materials to all current and new employees, officers and employees, and such other persons who the Compliance Officer determines may have access to material nonpublic information concerning the Company.

E.	Administering, monitoring and enforcing compliance with all US insider trading laws and regulations, including without limitation the Exchange Act and the rules and regulations promulgated thereunder, the Securities Act of 1933, as amended (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities.

F.	Revising the policy as necessary to reflect changes in insider trading laws and regulations.

G.	Maintaining as Company records originals or copies of all documents required by the provisions of this policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

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IV.	DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.	“MATERIAL” INFORMATION

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. A determination as to whether information is material depends on all of the related facts and circumstances. Material information is not limited to historical facts but may also include projections and forecasts. Materiality is based on an assessment of all the facts and circumstances and is often evaluated by courts and enforcement authorities with the benefit of hindsight. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

i.	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

ii.	Potential material mergers and acquisitions or material sales of Company assets or subsidiaries.

iii.	Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.

iv.	Significant changes in senior management.

v.	New major contracts or customers, or the loss of a major customer.

vi.	Pending or threatened significant litigation, or the resolution of such litigation..

B.	“NONPUBLIC” INFORMATION

Information that has not been disclosed to the public is generally considered to be non-public information. Information is considered to be public when it has been released in a manner that is reasonably designed to provide broad, non-exclusionary distribution (e.g., by means of a press release or an SEC filing) and after enough time has elapsed to permit the investment market to absorb and evaluate the information. .. For the purposes of this policy, information will be considered public, i.e., no longer “nonpublic,” at the opening of trading on the third full trading day following the Company’s widespread public release of the information. Note that the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered broadly distributed even when the information is accurate.

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C.	CONSULT THE COMPLIANCE OFFICER FOR GUIDANCE

Employees, officers or directors who are unsure whether the information that they possess is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

V.	STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	PROHIBITED ACTIVITIES

i.	No employee, officer or director may trade in Company securities while possessing material nonpublic information concerning the Company (except as permitted by Section V.C). It does not matter that there is an independent, justifiable reason for a purchase or sale, if the employee, officer or director has material nonpublic information, the prohibition still applies.

ii.	No employee, officer or director may trade in Company securities outside of the applicable “trading windows” described in Section V.B below (except as permitted by Section V.C). and no employee, officer or director may trade in the Company securities during any special trading blackout periods designated by the Compliance Officer that are applicable to such employee, officer or director (except as permitted by Section V.C).

iii.	No employee, officer or director may disclose material nonpublic information concerning the Company to any outside person (including family members, analysts, individual investors and members of the investment community and news media), unless required as part of the regular duties of such employee, director or officer for the Company or authorized by the Compliance Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer.

iv.	No employee, officer or director may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers or directors from giving trading advice concerning the Company to third parties even when the directors, officers and employees do not possess material nonpublic information about the Company.

v.	No employee, officer or director may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale (including a short sale “against the box”).

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vi.	Except as permitted by Section V.C, no employee, officer or director may give or make any other transfer of securities without consideration during a period when that employee, officer or director is not permitted to trade.

vii.	No director, officer or employee may participate, in any manner other than passive observation, in any of the investment or stock-related Internet “chat” rooms or message boards relating to the Company.

viii.	No employee, officer or director may (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company obtained in the course of service as an employee, officer or director, (b) “tip” or disclose such material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing such material nonpublic information about that company.

B.	TRADING WINDOWS AND BLACKOUT PERIODS

i.	Trading Windows. Employees, officers and directors may trade in Company securities only during the period beginning at the opening of trading on the third full trading day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading two weeks before the end of the then-current quarter, as long as they are not in possession of material nonpublic information or subject to any special trade blackout.

ii.	No Trading Even During Trading Windows While in the Possession of Material Nonpublic Information. No employee, officer or director possessing material nonpublic information concerning the Company may trade in Company securities even during applicable trading windows.

iii.	No Trading During Blackout Periods. No director, officer or employee may trade in Company securities outside of the applicable trading windows or during any special blackout periods that the Compliance Officer may designate. No director, officer or employee may disclose to any outside third party that a special blackout period has been designated.

C.	EXCEPTION FOR TRANSFERS PURSUANT TO RULE 10b5-1

The trading restrictions in this policy shall not prohibit transfers of Company securities made pursuant to a Rule 10b5-1 Plan. Implementation of a Rule 10b5-1 Plan under the Exchange Act provides an affirmative defense (which must be proven) from insider trading liability under Rule 10b-5. A Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material non-public information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Entry into a Rule 10b5-1Plan must comply with the requirements set forth in “Rule 10b5-1 Plans” below.

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D.	PROCEDURES FOR APPROVING TRADES UNDER RULE 10B5-1 PLANS.

Entry into a Rule 10b5-1 Plan requires the prior written approval of the Compliance Officer (which approval may include an email confirmation). Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. You may not adopt a Rule 10b5-1 Plan outside of a trading window or during any special blackout periods that the Compliance Officer may designate, or at a time when you are aware of material non-public information. For purposes of this section V. D., the term “Officer” shall mean the individuals classified by the Company as officers for purposes of SEC rules under Section 16 of the Exchange Act.The following requirements apply to all Rule 10b5-1 Plans:

i.	directors and Officers may not commence sales under a Rule 10b5-1 plan until the later of (i) 90 days following the date of adoption or modification of such plan; or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q relating to the fiscal quarter in which the Rule 10b5-1 plan was adopted or modified (but not to exceed 120 days following plan adoption or modification);

ii.	all persons other than directors and Officers, may not commence sales under a Rule 10b5-1 plan until 30 days following the date of adoption or modification of such plan;

iii.	directors and Officers must provide a representation in the Rule 10b5-1 plan certifying that, on the date of adoption or modification of the plan, they (i) are not aware of material nonpublic information about the Company or its securities; and (ii) are adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

iv.	subject to the limited exceptions set forth in Rule 10b5-1, you may not maintain multiple, overlapping plans;

v.	subject to the limited exceptions set forth in Rule 10b5-1, you can utilize only one single-trade plan (i.e. a plan designed to effect only a single transaction) during any 12 month period; and

vi.	you must act in good faith with respect to the Rule 10b5-1 plan, not just in connection with entering into the plan.

The Company may impose additional restrictions on Rule 10b5-1 Plans, including without limitation:

●	requiring that all plans be managed by an administrator selected by the Company;

●	restrictions on termination or modification of plans;

●	prohibition on entry into new plans for extended periods following termination of an existing plan; and

●	prescribed periods during which persons may enter into plans.

Modification or termination of Rule 10b5-1 Plans are generally discouraged absent compelling circumstances. Any modification to any Rule 10b5-1 Plan is treated as the entry into a new plan and must comply with all of the above requirements.

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E.	PRE-CLEARANCE PROCEDURES

The Company requires that all directors, officers and employees, as well as their respective Family Members, household members and Controlled Entities, obtain prior written approval from the Compliance Officer (which approval may include an email confirmation) before engaging in any transaction in Company securities. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. If approved, the transaction must be completed within five business days, but in no event outside of a trading window or during any special blackout periods that the Compliance Officer may designate, or at a time when you are aware of material non-public information. If the transaction does not occur during the five business day period, pre-clearance of the transaction must be re-requested. A form of “Request for Approval” is attached as Appendix B hereto and should be used to request approval hereunder, unless otherwise notified by the Compliance Officer.

The Compliance Officer’s approval of a transaction submitted for pre-clearance does not constitute legal advice, does not constitute confirmation that you do not possess material non-public information and does not relieve you of any of your legal obligations.

The Compliance Officer may not trade in our securities unless the Chief Executive Officer has approved the Compliance Officer’s trade(s) in accordance with this policy’s procedures.

F.	STOCK OPTION PLANS

The trading prohibitions and restrictions of this policy apply to all sales of securities acquired through the exercise of stock options granted by the Company, but not to the acquisition of securities through such exercises.

G.	PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS

The trading prohibitions and restrictions set forth in this policy will be superseded by any greater prohibitions or restrictions prescribed by securities laws and regulations.

VI.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to pay over to the Company the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million and serve a jail term of up to 10 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

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B.	COMPANY DISCIPLINE

Violation of this policy or federal or state insider trading or tipping laws by any employee, officer or director may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. A violation of the Company’s policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.	REPORTING OF VIOLATIONS

Any employee, officer or director who violates this policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VII.	COMPANY TRANSACTIONS

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all insider trading laws, rules and regulations, and any applicable listing standards when engaging in transactions in its own securities.

VIII.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this policy to the Compliance Officer.

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Appendix A

bioAffinity Technologies, Inc.

Amended and Restated Insider Trading Policy

Acknowledgement

I have read the procedures outlined in this policy. I understand that while this is not an employment contract I am bound to abide by the policies set herein. I further understand that bioAffinity Technologies may modify, revise and update policy at any time. I am also aware that this updating may include additions or deletions. I also certify that I have had ample time to discuss this policy and its contents with a bioAffinity Technologies representative, and I fully understand the contents.

Employee signature _____________________________________

Employee name ________________________________________

Date _________________________________________________

bioAffinity Technologies reserves the right to make changes to this policy for the purpose of modifying, revising and updating Company policy. Notice of changes will be provided to the employee electronically and become a part of this policy. Violation of any Company policy may result in immediate termination.

Appendix B

REQUEST FOR APPROVAL TO TRADE COMPANY SECURITIES

Number of Securities (e. g., shares): _____________________________

Type of Security [check all applicable boxes]

☐ Common stock

☐ Restricted stock

☐ Stock Option

☐ Debt Securities

☐ Other _________________________

Type of Transaction [check all applicable boxes]

☐ Stock option exercise (must complete applicable exercise form)

☐ Purchase

☐ Sale

☐ Gift (Name of Donnee)

☐ Rule lOb5-1 Plan (attach a copy of the 10b5-1 Plan to this request form)

☐ Sale under benefit plans

☐ Other _________________________

Broker Contact Information

Company Name_____________________________________

Contact Name_______________________________________

Telephone__________________________________________

Fax_______________________________________________

Account Number____________________________________

Social Security or other Tax Identification Number_________________________________

Status (check all applicable boxes and complete blanks)

☐ Employee – Citizenship___________, Country in which you are based __________________

☐ Board Member

I am not currently in possession of any material non-public information relating to bioAffinity Technologies, Inc. (the “Company”). I hereby certify that the statements made on this form are true and correct. I have also discussed any questions I had with respect to the Company’s insider trading policy and its applicability to the transactions contemplated hereby with the Compliance Officer.

Signature ___________________________________	Print
Name ______________________________________
Date: ______________________________________	Telephone Number

(office use only)

Request Approved (transaction must be completed within 5 business days after approval)

Request Denied

Request Approved with the following modification:

Signature & Date_____________________________________________________________